K&L Gates LLP
Suite 2900
925 4th ave.
Seattle, WA 98104
206.623.7580

December 27, 2009

Board of Directors
Applied Minerals, Inc.
Suite 1101
110 Greene Street
New York, New York 10012

Re: Registration Statement on Form S-1 No. 333-171060

Ladies and Gentlemen:

We have acted as your counsel in connection with a Registration Statement on Form S-1 (File No. 333-171060) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of

(i) 4,702,302 shares of Common Stock, par value $0.001 per share (“Common Stock”), of Applied Minerals, Inc., a Delaware corporation (the “Company”), that are outstanding;

(ii) 3,575,202 shares of Common Stock of the Company issuable pursuant to 10% PIK-Election Convertible Notes due 2018 (“PIK Notes”) that are outstanding on conversion of such PIK Notes;

(iii) 4,338,188 shares of Common Stock that issuable on conversion of PIK notes that may be issued as Payment in Kind interest (“PIK Interest Notes”);

(iv) 46,380 shares of Common Stock that are outstanding and were issued as compensation;

(iii) 319,340 shares of Common Stock issuable on exercise of outstanding warrants (“Warrants”) (the shares of Common Stock referred to in (i), (ii), (iii), (iv) and (v) collectively the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, the PIK Notes, documents relating to the PIK Interest Notes, the Warrants and related agreements, a fact certificate (“Fact Certificate”) executed by the Interim Chief Financial Officer, the corporate action of the Company that provided for the issuance of the outstanding Shares, the PIK Notes, the PIK Interest Notes, and the Warrants, and for the issuance of the Shares that may be issued pursuant to the PIK Notes, the PIK Interest Notes, and the Warrants, and we have made such other investigation as we have deemed appropriate.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We have relied upon the Fact Certificate that (i) with respect to outstanding Shares, the Company received full consideration for such Shares prior to the issuance of such Shares, and  (ii) with respect to the PIK Notes and the Warrants, the Company received full consideration for such PIK Notes and Warrants  prior to the issuance of such PIK Notes and Warrants.  We have assumed that with respect to the PIK Interest Notes, the Company will have received full consideration for such PIK Interest Notes prior to the issuance of such PIK Interest Notes.  We have assumed that upon the exercise of the each Warrant, the Company will have received the specified consideration for the Shares as set forth in and issuable pursuant to such Warrant.

Based upon and subject to the foregoing, it is our opinion that (i) such of the Shares as have been issued have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) such of the Shares as are issuable in the future have been duly authorized and will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the PIK Notes, the PIK Interest Notes, and the Warrants.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

K&L Gates LLP